Exhibit 24(b)(8.10)

SELLING AND SERVICES AGREEMENT

         THIS AGREEMENT, made and entered into as of this 26th day of July, 2000 by and among Aetna Investment Services, Inc. (“AISI”), Aetna Life Insurance and Annuity Company (“ALIAC”) (collectively, “Aetna”), and Alliance Fund Distributors, Inc. (“Distributor”), acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by Distributor (each a “Fund” or collectively the “Funds”).

         WHEREAS, Distributor acts as principal underwriter for the Funds;

         WHEREAS, AISI distributes shares of investment companies to certain plans under Sections 401 or 457 of the Internal Revenue Code of 1986, as amended ("Code"),  custodial accounts under Section 403(b)(7) or 408 of the Code, and certain nonqualified deferred compensation arrangements (collectively, "Plans"); and

         WHEREAS, ALIAC is an insurance company that provides various recordkeeping and other administrative services to Plans; and

         WHEREAS, ALIAC will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds.

         NOW, THEREFORE, it is agreed as follows:

1.      Investment of Plan Assets.

         AISI represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan (“Nominee”) in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan (“Plan Representative”) upon the direction of a Plan participant or beneficiary (“Participant”).  The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

2.      Omnibus Account.

         The parties agree that a single omnibus account held in the name of the Nominee shall be maintained for those Plan assets directed for investment in the Funds (“Account”).  ALIAC as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Account in accordance with the Agreement.

AllianceBernstein.doc

3.      Pricing Information, Orders, Settlement.

         (a) Distributor will make shares available to be purchased by the Nominee on behalf of the Account at the net asset value applicable to each order; provided, however, that the Plans meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’ prospectuses.  Fund shares shall be purchased and redeemed on a net basis for such Plans in such quantity and at such time determined by AISI or the Nominee to correspond with investment instructions received by AISI from Plan Representatives or Participants.

         (b)  Distributor agrees to furnish or cause to be furnished to AISI for each Fund: (i) confirmed net asset value information as of the close of trading (currently 4:00 p.m., East Coast time) on the New York Stock Exchange (“Close of Trading”) on each business day that the New York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor.  Distributor shall provide or cause to be provided to AISI such information by 7:00 p.m., East Coast time.

         (c)  AISI, as agent for the Funds for the sole purposes expressed herein shall receive from Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day: (i) orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee (“Instructions”), (ii) transmit to Distributor such Instructions no later than 8:00 a.m., East Coast time on the next following Business Day, and (iii) upon acceptance of any such Instructions, communicate such acceptance to the Plan Representatives or Plan Participants, as appropriate (“Confirmation”).  The Business Day on which such Instructions are received in proper form by AISI and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions.  Instructions received in proper form by AISI and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day.  AISI agrees that all Instructions received by AISI, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day.

         (d)  AISI will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, as soon as possible, but in any event no later than 4:00 p.m., East Coast time on the Business Day following the Business Day as of which such purchase orders are made in conformance with Section 3(c).

         (e)  Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by AISI, as soon as possible, but in any event no later than 4:00 p.m. East Coast time on the same Business Day as of which such redemption orders are received by the Distributor in conformance with Section 3(c).

         (f)  In lieu of applicable provisions set forth in paragraphs 3(a) through 3(e) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in which case such activities will be governed by the provisions set forth in an Exhibit to this Agreement.

         (g)  Upon Distributor’s request, AISI shall provide copies of historical records relating to transactions between the Funds and the Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder.  AISI also agrees that AISI will permit Distributor or the Funds, or any duly designated representative to have reasonable access to AISI’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

(h)    AISI shall assume responsibility as herein described for any loss to Distributor or to a Fund caused by a cancellation or correction made to an Instruction by a Plan Representative or Participant subsequent to the date as of which such Instruction has been received by AISI and originally relayed to Distributor, and AISI will immediately pay such loss to Distributor or such Fund upon AISI’s receipt of written notification, with supporting data.

(i)      Distributor shall indemnify and hold Aetna harmless, from the effective date of this Agreement, against any amount Aetna is required to pay to Plans, Plan Representatives, or Participants (excluding consequential damages) due to: (i) an incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by Aetna, with supporting data, to Distributor.  In addition, the Fund or the Distributor shall reimburse Aetna for reasonable and demonstrable systems and out of pocket costs incurred by Aetna in making a Plan’s or a Participant's account whole, if such costs or expenses are a result of the Fund's failure to provide timely or correct net asset values, dividend and capital gains or financial information and if such information is not corrected by 4:00 p.m. East Coast time of the next business day after releasing such incorrect information provided the incorrect NAV as well as the correct NAV for each day that the error occurred is provided.  If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Plan’s or a Participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.  The parties agree that Distributor shall not be responsible for earnings and/or appreciation that Plans or Participants would have realized on amounts that should have been but were not invested in (or withdrawn from) other funds within the Plan (i.e. any funds that were not the subject of the pricing error) in accordance with an instruction due to an error or delay with respect to the procedures outlined in the Agreement which is caused by Distributor.

         (j)  Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible.  AISI and Distributor agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

4.      Servicing Fees.

         The provision of shareholder and administrative services to the Plans shall be the responsibility of AISI, ALIAC or the Nominee and shall not be the responsibility of Distributor.  The Nominee will be recognized as the sole shareholder of Fund shares purchased under this Agreement.  It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay to ALIAC or arrange for payment of a servicing fee in an amount equal to the lesser of $xx per participant or an amount based on an annual rate of .xx% (.xxx% quarterly) of the average net assets invested in the Funds through ALIAC’s arrangements with Plans in each calendar quarter.  Distributor will make payment to ALIAC based on the .xxx% quarterly amount within thirty (30) days after the end of each calendar quarter.  Within forty-five (45) after the end of each quarter, ALIAC will send a report to Distributor indicating the number of participants in the Plans during the quarter and any amount ALIAC was overpaid by Distributor.  In the event of an overpayment, Distributor will deduct any overpaid amounts from the next quarterly payment(s) due.  Each payment will be accompanied by a statement showing the calculation of the fee payable to ALIAC for the quarter and such other supporting data as may be reasonably requested by ALIAC.

5.      12b-1 Fees.

         To compensate AISI for its distribution of Fund Shares, Distributor shall make quarterly payments to AISI based on the annual rate of .xx% (.xxx% quarterly) of the average net assets invested in the Funds through ALIAC’s arrangements with Plans in each calendar quarter.  Distributor will make such payments to AISI within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to AISI for the quarter and such other supporting data as may be reasonably requested by AISI.

6.      Expenses.

         Distributor shall make available for reimbursement certain out-of-pocket expenses ALIAC incurs in connection with providing shareholder services to the Plans.  These expenses include actual postage paid by ALIAC in connection with mailing updated prospectuses, supplements and financial reports to Plan Representatives or Participants for which ALIAC provides shareholder services hereunder, and all costs incurred by ALIAC associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage).  Except as otherwise agreed in writing, Aetna shall bear all other expenses incidental to the performance of the services described herein.  Distributor shall, however, provide Aetna, or at Aetna’s request, the Plan, with such sufficient copies of relevant prospectuses for all Participants making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by Aetna to disseminate to Plan participants who purchase shares of the Funds.

7.      Termination.

This Agreement shall terminate as to the maintenance of the Account:

         (a)  At the option of either Aetna or Distributor upon ninety (90) days advance written notice to the other parties;

         (b)  At the option of Aetna, if shares of the Funds are not available for any reason to meet the investment requirements of the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

         (c)  At the option of either AISI or Distributor, upon institution of formal disciplinary or investigative proceedings against AISI, Distributor or the Funds by the National Association of Securities Dealers, Inc. (“NASD”), SEC, or any other regulatory body;

         (d)  At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

         (e)  Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that AISI and ALIAC may assign, without consent of Distributor, their respective duties and responsibilities under this Agreement to any of their affiliates, and provided, further, that AISI or ALIAC may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds without the consent of Distributor and Distributor may assign, without the consent of AISA or ALIAC, its respective duties and responsibilities under this Agreement to any of its affiliates, or

         (f)  If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

8.      Continuation of Agreement.

         Termination as the result of any cause listed in Section 7 hereof shall not affect the Funds’ respective obligations to continue to maintain the Account as an investment option for Plans electing to invest in the Funds prior to the termination of this Agreement.

9.      Advertising and Related Materials.

         (a)  Advertising and literature with respect to the Funds prepared by AISI or the Nominee or its agents for use in marketing shares of the Funds to the Plans (except any material that simply lists the Funds’ names) shall be submitted to Distributor for review and approval before such material is used with the general public or any Plan, Plan Representative, or Participant.  Distributor shall advise the submitting party in writing within three (3) Business Days of receipt of such materials Distributor of its approval or disapproval of such materials.

         (b)  Distributor will provide to Aetna at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities.

10.    Proxy Voting.

         Aetna or the Nominee will distribute to Plan Representatives or Participants all proxy materials furnished by Distributor or its designees for the Funds.  Aetna and the Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

11.    Indemnification.

         (a)  Aetna agrees to indemnify and hold harmless the Funds, Distributor and each of their directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 (“1933 Act”) against any losses, claims, damages or liabilities to which the Funds, Distributor or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ALIAC under this Agreement, or (ii) result from a breach of a material provision of this Agreement.  Aetna will reimburse any legal or other expenses reasonably incurred by Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Aetna  will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

         (b)  Distributor agrees to indemnify and hold harmless each of AISI and ALIAC, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls AISI and ALIAC and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which AISI or ALIAC, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement.  Distributor will reimburse any legal or other expenses reasonably incurred by AISI or ALIAC, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of AISI or ALIAC, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(c)     Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 11.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

         (d)    Jurisdiction.  Notwithstanding any otherwise applicable rule of law, Distributor consents to the exercise of in personam jurisdiction over Distributor by any federal, state or local court in the United States in any action in which Aetna is named as a party and seeks to enforce against Distributor the indemnity provision of this Section 11.  In any such action, Distributor agrees to accept service of process at its principal place of business

12.    Representations and Warranties.

            (a) Representations of ALIAC.  ALIAC represents and warrants:

(i) that it (1) is a life insurance company organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

            (ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

            (b)  Representations of AISI.  AISI represents and warrants:

(i) that it (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

            (ii)  that it (1) is a corporation duly organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

(iii)  that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

            (iv)  that it will not, without the written consent of Distributor, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or Distributor.

            (c) Representations of Distributor.  Distributor represents and warrants:

(i) that the Funds (1) are duly organized under the laws of the various states, (2) are in good standing in such jurisdictions. (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

(ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

            (iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Distributor will notify AISI and ALIAC immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

            (iv) that Distributor (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

            (v) that Distributor (1) is a corporation duly organized under the laws of the State of Delaware (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

13.       Governing Law.

            This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Connecticut without giving effect to the principles of  conflicts of laws and the provisions shall be continuous.

14.       Miscellaneous.

            (a)  Amendment and Waiver.  Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

            (b)  Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To AISI/ALIAC:

      Aetna Investment Services, Inc./Aetna Life Insurance and Annuity Company

      151 Farmington Avenue, TS31

      Hartford, CT 06156

      Attention:  Julie E. Rockmore, Counsel

      (860) 273-4686 (Telephone)

      (860) 273-0385 (Telecopy)

To Distributor:

      Alliance Fund Distributors Inc.

      1345 Avenue of the Americas

      32nd Floor

      New York, New York 10105

      Attention: Edmund P. Bergan, Jr. Esq.

      (212) 969-2108 (Telephone)

      (212) 969-2290 (Telecopy)

Any notice, demand or other communication given in a manner prescribed in this Subsection (b) shall be deemed to have been delivered on receipt.

            (c)  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

            (d)  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

            (e)  Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

            (f)  Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

AETNA LIFE INSURANCE AND                                                AETNA INVESTMENT

ANNUITY COMPANY                                                       SERVICES, INC.

By    /s/ Laurie M. LeBlanc                                                    By    /s/ Laurie M. LeBlanc

Name   Laurie M. LeBlanc                                                      Name   Laurie M. LeBlanc

Title     Vice President                                                             Title     Pursuant to Delegation of

                                                                                                            Authority dated 8/12/98

DISTRIBUTOR

By    /s/ Edmund P. Bergan

Name   Edmund P. Bergan

Title Senior Vice President and

         General Counsel